GenCorp Reports 2011 Third Quarter Results

SACRAMENTO, Calif., Sept. 29, 2011 /PRNewswire/ -- GenCorp Inc. (NYSE: GY) today reported results for the third quarter ended August 31, 2011.

Financial Overview

The Company provides Non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the Non-GAAP measures to the most directly comparable GAAP measures is included at the end of the release.

  Net sales for the third quarter of 2011 totaled $226.2 million compared to $210.7 million for the third quarter of 2010.
  Net income for the third quarter of 2011 was $1.2 million, or $0.02 diluted income per share, compared to a net income of $2.8 million, or $0.05 diluted income per share, for the third quarter of 2010.
  Adjusted EBITDAP (a Non-GAAP measure) for the third quarter of 2011 was $27.8 million or 12.3% of net sales, compared to $31.8 million or 15.1% of net sales, for the third quarter of 2010.
  Segment performance before environmental remediation provision adjustments (a Non-GAAP measure), retirement benefit plan expense, and unusual items was $27.8 million for the third quarter of 2011, compared to $30.4 million for the third quarter of 2010.
  Cash provided by operating activities in the third quarter of 2011 totaled $18.2 million, compared to $18.4 million in the third quarter of 2010.
  Free cash flow (a Non-GAAP measure defined as cash provided by operating activities less capital expenditures) in the third quarter of 2011 totaled $12.7 million, compared to $15.8 million in the third quarter of 2010.
  As of August 31, 2011, the Company had $151.3 million in net debt (a Non-GAAP measure defined as debt principal less cash and marketable securities) compared to $202.0 million in net debt as of August 31, 2010.

"We are very pleased to report growth in sales and backlog for the third quarter of 2011," said GenCorp Inc. President and CEO, and President, Aerojet - General Corporation, Scott J. Seymour. "We remain focused on delivering excellent program performance to our customers and improving our operating efficiencies."

Operations Review

Aerospace and Defense Segment

Net sales for the third quarter of 2011 increased to $224.3 million compared to $208.8 million for the third quarter of 2010. The increase in net sales was primarily due to the following: (i) an increase of $10.2 million in the various air-breathing propulsion programs primarily due to the prior year's awards on Supersonic Sea Skimming Target ("SSST") and Triple Target Terminator ("T3") contracts and (ii) awards received in fiscal 2010 on the Hawk program resulting in $6.3 million of additional net sales.

Net sales for the first nine months of 2011 increased to $660.7 million compared to $626.2 million for the first nine months of 2010. The increase in net sales was primarily due to the following: (i) an increase of $23.1 million in the various air-breathing propulsion programs primarily due to the prior year's awards on SSST and T3 contracts; (ii) awards received in fiscal 2010 on the Hawk program resulting in $20.5 million of additional net sales; and (iii) awards received in fiscal 2010 on the Bomb Live Unit – 129B composite case resulting in $13.1 million of additional net sales. The increase in net sales was partially offset by a decrease of $23.7 million on the Orion program due to NASA funding constraints.

Segment performance for the third quarter of 2011 was income of $16.0 million, 7.1% of net sales, compared to income of $21.6 million, 10.3% of net sales, in the third quarter of 2010. The decrease in segment margin compared to the comparable prior year period, was primarily driven by (i) higher environmental related costs; (ii) an increase in costs on a space contract related to a test failure; and (iii) an increase in costs on a missile defense contract related to performance inefficiencies. These factors were partially offset by a decrease in retirement benefit expense and unusual item charges.

Segment performance for the first nine months of 2011 was income of $55.1 million, 8.3% of net sales, compared to income of $51.7 million, 8.3% of net sales, in the first nine months of 2010. The current period reflects the following: (i) higher environmental related costs; (ii) an increase in costs on a space contract related to a test failure; and (iii) an increase in costs on missile defense contracts related to inefficiencies and a test failure/re-work on rocket motors. These factors were partially offset by a decrease in retirement benefit expense, unusual item charges, and favorable contract performance across multiple product lines.

A summary of our backlog is as follows:

	August 31,	November 30,
	2011	2010
	(In millions)
Funded backlog	$ 904.6	$ 804.4
Unfunded backlog	627.0	572.9
Total contract backlog	$ 1,531.6	$ 1,377.3

Total backlog includes both funded backlog (unfilled orders for which funding is authorized, appropriated and contractually obligated by the customer) and unfunded backlog (firm orders for which funding has not been appropriated). Indefinite delivery and quantity contracts and unexercised options are not reported in total backlog. Backlog is subject to funding delays or program restructurings/cancellations which are beyond our control.

Real Estate Segment

Sales and segment performance for the third quarter of 2011 were $1.9 million and $1.2 million, respectively, compared to $1.9 million and $1.5 million for the third quarter of 2010, respectively. Sales and segment performance for the first nine months of 2011 were $5.2 million and $3.5 million, respectively, compared to $5.4 million and $4.0 million for the first nine months of 2010, respectively. Net sales and segment performance consist primarily of rental property operations.

Corporate and other

Corporate and other expenses decreased to $2.1 million in the third quarter of 2011 from $7.6 million in the third quarter of 2010. Corporate and other expenses decreased to $7.7 million in the first nine months of 2011 from $14.6 million in the first nine months of 2010. The decrease was primarily due to (i) lower environmental remediation costs in the third quarter and first nine months of 2011 and (ii) lower expenses related to changes to the capital structure in 2011.

Additional Information

Debt Activity

As of August 31, 2011, the borrowing limit under the Company's revolving credit facility was $65.0 million with all of it available. Also, as of August 31, 2011, the Company had $67.4 million outstanding letters of credit under its $100.0 million letter of credit subfacility.

The Company's debt activity during the first nine months of 2011 was as follows:

	November 30, 2010	Debt Discount Amortization	Cash Payments	Non-cash Repurchase Activity	August 31, 2011
	(In millions)
Term loan	$51.1	$—	$(0.4)	$—	$50.7
9 1/2% Senior Subordinated Notes	75.0	—	—	—	75.0
4 1/16% Convertible Subordinated Debentures	200.0	—	—	—	200.0
2 1/4% Convertible Subordinated Debentures ("2 1/4% Debentures")	68.6	—	(6.4)	(0.1)	62.1
Debt discount on 2 1/4% Debentures	(4.0)	2.7	—	0.4	(0.9)
Other debt	2.0	—	(0.8)	—	1.2
Total Debt and Borrowing Activity	$392.7	$2.7	$(7.6)	$0.3	$388.1

Subsequent to August 31, 2011, the Company repurchased $15.5 million principal amount of its 2¼% Debentures at 99.6% of par, plus accrued and unpaid interest. The remaining principal balance on the 2¼% Debentures is $46.6 million.

Retirement Benefit Plans

Components of retirement benefit expense are:

	Three months ended		Nine months ended
	August 31, 2011	August 31, 2010	August 31, 2011	August 31, 2010
	(In millions)
Service cost	$0.9	$1.2	$3.0	$3.5
Interest cost on benefit obligation	20.6	22.5	61.5	67.5
Assumed return on plan assets	(25.6)	(26.9)	(76.8)	(80.7)
Recognized net actuarial losses	15.7	13.7	47.1	41.2
Retirement benefit expense	$11.6	$10.5	$34.8	$31.5

The increase in retirement benefit expense was primarily due to higher actuarial losses recognized in the third quarter and first nine months of fiscal 2011 compared to the comparable fiscal 2010 periods. The increase in actuarial losses was primarily the result of a decrease in the discount rate due to lower market interest rates used to determine our retirement benefit obligation. The discount rate was 5.21% as of November 30, 2010 compared to 5.65% as of November 30, 2009.

As of November 30, 2010, the last measurement date, the Company's defined benefit pension plan assets and projected benefit obligations were approximately $1.4 billion and $1.6 billion, respectively. As of August 31, 2011, the Company's defined benefit pension plan assets were $1.3 billion. The Pension Protection Act (the "PPA") requires underfunded pension plans to improve their funding ratios within prescribed intervals based on the funded status of the plan as of specified measurement dates. The Company's funded ratio as of November 30, 2010 under the PPA for the Company's tax-qualified defined benefit pension plan was 96.2% which was above the 96.0% funding target ratio required under the PPA. The Company does not expect to make significant contributions to the tax-qualified defined benefit pension plan for several years.

In addition to meeting the November 30, 2010 funding target ratio required under the PPA, the Company has accumulated $62.7 million in prepayment credits as of November 30, 2010. Companies may prepay contributions and, under certain circumstances, use those prepayment credits to satisfy the required funding of the pension plan's annual required contribution thereby allowing the Company to defer cash payments into the pension plan.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such statements in this release and in subsequent discussions with the Company's management are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances, which cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein and in subsequent discussions with the Company's management that are not clearly historical in nature are forward-looking and the words "anticipate," "believe," "expect," "estimate," "plan," and similar expressions are generally intended to identify forward-looking statements. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

  the earnings and cash flow of the Company's subsidiaries and the distribution of those earnings to the Company;
  cancellation or material modification of one or more significant contracts;
  future reductions or changes in U.S. government spending;
  negative audit of the Company's business by the U.S. government;
  cost overruns on the Company's contracts that require the Company to absorb excess costs;
  failure of the Company's subcontractors or suppliers to perform their contractual obligations;
  failure to secure contracts;
  failure to comply with regulations applicable to contracts with the U.S. government;
  costs and time commitment related to potential acquisition activities;
  significant competition and the Company's inability to adapt to rapid technological changes;
  failure of the Company's information technology infrastructure;
  product failures, schedule delays or other problems with existing or new products and systems;
  the release or explosion of dangerous materials used in the Company's businesses;
  loss of key qualified suppliers of technologies, components, and materials;
  the funded status of the Company's defined benefit pension plan and the Company's obligation to make cash contributions in excess of the amount that the Company can recover in its current period overhead rates;
  effects of changes in discount rates, actual returns on plan assets, and government regulations of defined benefit pension plans;
  the possibility that environmental and other government regulations that impact the Company become more stringent or subject the Company to material liability in excess of its established reserves;
  environmental claims related to the Company's current and former businesses and operations;
  changes in the amount recoverable from environmental claims;
  the results of significant litigation;
  occurrence of liabilities that are inadequately covered by indemnity or insurance;
  the cost of servicing the Company's debt and the Company's ability to comply with the financial and other covenants contained in the Company's debt agreements;
  risks inherent to the real estate market;
  changes in economic and other conditions in the Sacramento, California metropolitan area real estate market or changes in interest rates affecting real estate values in that market;
  the Company's ability to execute its real estate business plan including our ability to obtain, or cause to be obtained, the necessary final governmental zoning, land use and environmental approvals and building permits;
  additional costs related to the Company's divestitures;
  a strike or other work stoppage or the Company's inability to renew collective bargaining agreements on favorable terms;
  the loss of key employees and shortage of available skilled employees to achieve anticipated growth;
  fluctuations in sales levels causing the Company's quarterly operating results and cash flows to fluctuate;
  changes in the Company's contract-related accounting estimates;
  new accounting standards that could result in changes to the Company's methods of quantifying and recording accounting transactions;
  failure to maintain effective internal controls in accordance with the Sarbanes-Oxley Act; and
  those risks detailed from time to time in the Company's reports filed with the SEC.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company's excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

(Tables to follow)

GenCorp Inc.
Condensed Consolidated Statements of Operations

(In millions, except per share amounts)	Three months ended August 31,		Nine months ended August 31,
	2011	2010	2011	2010
	(Unaudited)
Net Sales	$226.2	$210.7	$665.9	$631.6
Operating costs and expenses:
Cost of sales (exclusive of items shown separately below)	197.5	180.8	581.1	556.0
Selling, general and administrative	8.7	6.4	30.0	18.5
Depreciation and amortization	6.7	6.9	18.2	19.2
Other expense, net	3.8	2.2	6.5	3.5
Unusual items:
Executive severance agreement	—	—	—	1.4
(Gain) loss on debt repurchased	—	(0.1)	(0.2)	1.1
Loss on bank amendment	—	—	—	0.7
Legal related matters	0.2	2.1	0.6	2.5
Total operating costs and expenses	216.9	198.3	636.2	602.9
Operating income	9.3	12.4	29.7	28.7
Non-operating (income) expense
Interest income	(0.2)	(0.5)	(0.8)	(1.2)
Interest expense	7.9	8.9	23.4	28.6
Total non-operating expense, net	7.7	8.4	22.6	27.4
Income (loss) from continuing operations before income taxes	1.6	4.0	7.1	1.3
Income tax provision (benefit)	0.3	0.5	3.4	(5.2)
Income from continuing operations	1.3	3.5	3.7	6.5
(Loss) income from discontinued operations, net of income taxes	(0.1)	(0.7)	(1.3)	0.9
Net income	$ 1.2	$2.8	$2.4	$7.4

Income Per Share of Common Stock
Basic:
Income per share from continuing operations	$0.02	$0.06	$0.06	$0.11
(Loss) income per share from discontinued operations, net of income taxes	—	(0.01)	(0.02)	0.02
Net income per share	$0.02	$0.05	$0.04	$0.13
Diluted:
Income per share from continuing operations	$0.02	$0.06	$0.06	$0.11
(Loss) income per share from discontinued operations, net of income taxes	—	(0.01)	(0.02)	0.02
Net income per share	$0.02	$0.05	$0.04	$0.13
Weighted average shares of common stock outstanding	58.7	58.6	58.7	58.5
Weighted average shares of common stock outstanding, assuming dilution	58.7	58.6	58.7	58.6

GenCorp Inc.
Operating Segment Information

(In millions)	Three months ended August 31,		Nine months ended August 31,
	2011	2010	2011	2010
	(Unaudited)
Net Sales:
Aerospace and Defense	$ 224.3	$208.8	$ 660.7	$626.2
Real Estate	1.9	1.9	5.2	5.4
Total Net Sales	$ 226.2	$210.7	$ 665.9	$631.6
Segment Performance:
Aerospace and Defense	$26.6	$28.9	$78.4	$74.4
Environmental remediation provision adjustments	(5.2)	2.1	(7.0)	1.7
Retirement benefit plan expense	(5.2)	(7.3)	(15.7)	(21.9)
Unusual items	(0.2)	(2.1)	(0.6)	(2.5)
Aerospace and Defense Total	16.0	21.6	55.1	51.7
Real Estate	1.2	1.5	3.5	4.0
Total Segment Performance	$17.2	$23.1	$58.6	$55.7
Reconciliation of segment performance to income from continuing operations before income taxes:
Segment performance	$17.2	$23.1	$58.6	$55.7
Interest expense	(7.9)	(8.9)	(23.4)	(28.6)
Interest income	0.2	0.5	0.8	1.2
Stock-based compensation (expense) benefit	0.6	—	(2.3)	0.4
Corporate retirement benefit plan expense	(6.4)	(3.2)	(19.1)	(9.6)
Corporate and other	(2.1)	(7.6)	(7.7)	(14.6)
Unusual items	—	0.1	0.2	(3.2)
Income from continuing operations before income taxes	$1.6	$4.0	$7.1	$1.3

The Company evaluates its operating segments based on several factors, of which the primary financial measure is segment performance. Segment performance represents net sales from continuing operations less applicable costs, expenses and provisions for unusual items relating to the segment operations. Segment performance excludes corporate income and expenses, legacy income or expenses, provisions for unusual items not related to the segment operations, interest expense, interest income, and income taxes. The Company believes that segment performance provides information useful to investors in understanding its underlying operational performance. Specifically, the Company believes the exclusion of the items listed above permits an evaluation and a comparison of results for on-going business operations. It is on this basis that management internally assesses the financial performance of its segments.

GenCorp Inc.
Condensed Consolidated Balance Sheets
(In millions)	August 31, 2011	November 30, 2010
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$237.7	$181.5
Marketable securities	—	26.7
Accounts receivable	109.8	106.7
Inventories	45.3	51.1
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	37.2	32.0
Grantor trust	1.3	1.8
Other receivables, prepaid expenses and other	19.6	25.3
Income taxes	6.6	7.5
Total Current Assets	457.5	432.6
Noncurrent Assets
Property, plant and equipment, net	124.7	126.4
Real estate held for entitlement and leasing	61.6	59.9
Recoverable from the U.S. government and other third parties for environmental remediation costs and other	137.1	151.5
Grantor trust	13.6	14.5
Goodwill	94.9	94.9
Intangible assets	15.7	16.9
Other noncurrent assets, net	89.1	94.8
Total Noncurrent Assets	536.7	558.9
Total Assets	$994.2	$991.5
LIABILITIES, REDEEMABLE COMMON STOCK, AND SHAREHOLDERS' DEFICIT
Current Liabilities
Short-term borrowings and current portion of long-term debt	$62.0	$66.0
Accounts payable	24.4	27.1
Reserves for environmental remediation costs	54.7	40.7
Postretirement medical and life benefits	7.1	7.1
Advance payments on contracts	107.1	110.0
Other current liabilities	100.0	110.3
Total Current Liabilities	355.3	361.2
Noncurrent Liabilities
Senior debt	50.1	50.6
Senior subordinated notes	75.0	75.0
Convertible subordinated notes	200.0	200.0
Other debt	1.0	1.1
Deferred income taxes	7.9	7.6
Reserves for environmental remediation costs	155.8	177.0
Pension benefits	159.4	175.5
Postretirement medical and life benefits	70.2	71.8
Other noncurrent liabilities	62.9	66.8
Total Noncurrent Liabilities	782.3	825.4
Total Liabilities	1,137.6	1,186.6
Redeemable common stock	4.5	5.1
Shareholders' Deficit
Common stock	5.9	5.9
Other capital	260.1	257.3
Accumulated deficit	(179.8)	(182.2)
Accumulated other comprehensive loss, net of income taxes	(234.1)	(281.2)
Total Shareholders' Deficit	(147.9)	(200.2)
Total Liabilities, Redeemable Common Stock and Shareholders' Deficit	$994.2	$991.5

GenCorp Inc.
Condensed Consolidated Statements of Cash Flows
	Nine months ended
	August 31,	August 31,
(In millions)	2011	2010
	(Unaudited)
Operating Activities
Net income	$2.4	$7.4
Adjustments to reconcile net income to net cash provided by operating activities:
Loss (income) from discontinued operations	1.3	(0.9)
Depreciation and amortization	18.2	19.2
Amortization of debt discount and financing costs	5.1	8.5
Stock-based compensation	2.3	(0.4)
Gain (loss) on debt repurchased and bank amendment	(0.2)	1.8
Changes in assets and liabilities other than grantor trust	20.3	89.5
Grantor trust	1.4	3.6
Net cash provided by continuing operations	50.8	128.7
Net cash used in discontinued operations	(0.4)	(0.8)
Net Cash Provided by Operating Activities	50.4	127.9
Investing Activities
Marketable securities activity, net	26.7	(58.3)
Capital expenditures	(12.2)	(10.0)
Net Cash Provided by (Used in) Investing Activities	14.5	(68.3)
Financing Activities
Proceeds from issuance of debt	—	200.0
Debt issuance costs	—	(7.7)
Debt repayments	(7.6)	(213.2)
Vendor financing repayments	(1.1)	(1.3)
Net Cash Used in Financing Activities	(8.7)	(22.2)
Net Increase in Cash and Cash Equivalents	56.2	37.4
Cash and Cash Equivalents at Beginning of Year	181.5	126.3
Cash and Cash Equivalents at End of Year	$237.7	$163.7

Use of Non-GAAP Financial Measures

In addition to segment performance, free cash flow, and net debt (discussed earlier in this release), the Company provides a Non-GAAP financial measure of the Company's operational performance called Adjusted EBITDAP. Management uses this metric to further its own understanding of the Company's historical and prospective consolidated core operating performance of its segments, net of expenses incurred by its corporate activities in the ordinary, ongoing and customary course of its operations. Further, the Company believes that to effectively compare the core operating performance metric from period to period on a historical and prospective basis, the metric should exclude items relating to retirement benefits (pension and postretirement benefits), significant non-cash expenses, the impacts of financing decisions on the earnings of the Company, and items incurred outside the ordinary, ongoing and customary course of its operations. Accordingly, management defines Adjusted EBITDAP as GAAP income (loss) from continuing operations before income taxes adjusted by interest expense, interest income, depreciation and amortization, retirement benefit plan costs (pension and postretirement benefits), and unusual items which management does not believe are reflective of such ordinary, ongoing and customary course activities.

The Company believes that providing this additional information is useful to better understand and assess the Company's operating performance. The measure allows investors, analysts, lenders, and other parties to better evaluate the Company's financial performance and prospects in the same manner as management. Because the Company's method for calculating the Non-GAAP measure may differ from other companies' methods, the Non-GAAP measure presented below may not be comparable to similarly titled measures reported by other companies. This measure is not recognized in accordance with GAAP, and the Company does not intend for this information to be considered in isolation or as a substitute for GAAP measures.

GenCorp Inc.

( In millions, except percentage amounts)	Three months ended August 31,		Nine months ended August 31,
	2011	2010	2011	2010
	(Unaudited)
GAAP income (loss) from continuing operations before income taxes	$ 1.6	$ 4.0	$ 7.1	$ 1.3
Interest expense	7.9	8.9	23.4	28.6
Interest income	(0.2)	(0.5)	(0.8)	(1.2)
Depreciation and amortization	6.7	6.9	18.2	19.2
Retirement benefit plan expense	11.6	10.5	34.8	31.5
Unusual items	0.2	2.0	0.4	5.7
Adjusted EBITDAP	$ 27.8	$ 31.8	$ 83.1	$ 85.1
Adjusted EBITDAP as a percentage of net sales	12.3%	15.1%	12.5%	13.5%

CONTACT: Investors, Kathy Redd, Chief Financial Officer, +1-916-355-2361, or Media, Glenn Mahone, Vice President, Communications, +1-202-302-9941, both of GenCorp Inc.